As filed with the Securities and Exchange Commission on June 24, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

YOUBET.COM, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of	95-4627253 (I.R.S. Employer
incorporation or organization)	Identification Number)

5901 De Soto Avenue
Woodland Hills, CA 91367
(818) 668-2100
(Address, including zip code, and telephone
number, including area code, of
registrant’s principal executive offices)

Scott Solomon, Esq.
General Counsel
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, CA 91367
(818) 668-2100

(Name, address, including zip code, and
telephone number,including area code,
of registrant’s agent for service)

Copies to:

Thomas D. Twedt
Dow, Lohnes & Albertson, PLLC
1200 New Hampshire Avenue, N.W.
Washington, D.C. 20036
(202) 776-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☑

CALCULATION OF REGISTRATION FEE

	Aggregate Amount to	Proposed Maximum
Title of Each Class of	be	Aggregate	Amount of
Securities to be Registered(1)	Registered (1)(2)	Offering Price (2)	Registration Fee
Common stock, par value $0.001 per share
Preferred stock, par value $0.001 per share
Stock Purchase Contracts of Youbet.com, Inc.
Stock Purchase Units of Youbet.com, Inc.	$50,000,000	$50,000,000	$5,885.00
Debt Securities of Youbet.com, Inc.
Warrants (3)
Rights(3)
Total	$50,000,000	$50,000,000	$5,885.00

(1)	Such indeterminate number or amount of common stock, preferred stock, stock purchase contracts, stock purchase units, debt securities, warrants and rights to purchase common stock, preferred stock or debt securities of Youbet.com, Inc., as may from time to time be issued at indeterminate prices, with an aggregate initial offering price not to exceed $50,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2)	United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies estimated in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Pursuant to Rule 457(o), which permits the registration fee to be calculated on the basis of the maximum offering price of all the securities listed, the table does not specify by each class information as to the amount to be registered, proposed maximum offering price per unit or proposed maximum aggregate offering price.

(3)	Representing rights to purchase certain of the common stock, preferred stock or debt securities registered hereunder.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Youbet.com, Inc. may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 24, 2005

PROSPECTUS

$50,000,000

YOUBET.COM, INC.

          The following are types of securities that we may offer and sell under this prospectus:

•	Common stock

•	Preferred Stock

•	Stock purchase contracts

•	Stock purchase units

•	Unsecured debt securities

•	Warrants or Rights to purchase common stock, preferred stock or debt securities

          When we offer securities, we will provide you with a prospectus supplement or term sheet describing the specific terms of the specific issue of securities, including the offering price of the securities. You should carefully read this prospectus and the prospectus supplements or term sheets relating to the specific issue of securities before you decide to invest in any of these securities.

          Our common stock is quoted on the Nasdaq SmallCap Market under the trading symbol “UBET.”

          You should carefully review “Risk Factors” beginning on page 2 for a discussion of risks you should consider before investing in our securities.

          The securities covered by this prospectus may be offered by Youbet.com, Inc. directly, through agents designated from time to time by Youbet.com, Inc. or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them and us will be set forth or will be calculable from information set forth in the applicable prospectus supplement. See “Plan of Distribution.”

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS      , 2005.

     Youbet.com, Inc. is a Delaware corporation. Our principal executive offices are located at 5901 De Soto Avenue, Woodland Hills, California, and our telephone number at that address is (818) 668-2100. Our World Wide Web site address is http://www.youbet.com. The information in our website is not part of this prospectus.

     In this prospectus, Youbet, we, us and our refer to Youbet.com, Inc., its wholly-owned subsidiaries and all predecessor entities collectively, unless the context requires otherwise.

     We have filed with the Securities and Exchange Commission, or the SEC, a registration Statement on Form S-3 to register the sale of the securities covered by this prospectus. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement. For further information about us and the securities described in this prospectus, you should refer to the registration statement and its exhibits. See “Where You Can Find More Information.”

     This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby by any person in any jurisdiction in which it is unlawful for such person to make an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances imply that there has been no change in the affairs of our company or its subsidiaries or that the information set forth herein is correct as of any date subsequent to the date hereof.

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SUMMARY

Youbet

     Youbet has established itself as a leading, global brand name for online pari-mutuel horse race wagering. Wagering on live events is a large global industry, and we believe that our Internet-based platform could be modified to accommodate wagering on other live events such as car racing, soccer and football. To date, we have focused on the United States pari-mutuel horse race wagering market through our main product, Youbet Express SM , which features online wagering, simulcast viewing and in-depth, up-to-the-minute information on horse racing. Our customers receive interactive, real-time audio/video broadcasts, access to a comprehensive database of handicapping information, and, in most states, the ability to wager on a wide selection of horse races in the United States and other parts of the world. We are working to expand the Youbet.com SM brand, our products, and our services throughout the United States and in select international markets.

     In addition to Internet-based wagering, off-track wagering occurs at off-track betting facilities and through telephone live operator and interactive voice recognition assisted calling. Customers using our advanced deposit wagering, or ADW, service receive the same odds as they would receive if they were physically at the track. In fact, more than 80% of all horse racing wagers in the United States are placed away from the track. The shift from at-the-track to off-track wagering has been driven by the betting public’s desire for convenience and access to a wide range of horse racing events. Technological developments and the concept of ADW has made this shift possible. ADW involves a customer opening an account and depositing money with a state-licensed betting facilitator and then using the deposited amounts, plus any realized winnings, for placing wagers.

     Similar to most forms of gaming, live event wagering is most enjoyable when a wide variety of wagering options is available. Youbet covers action at more than 100 domestic and international horse tracks and offers a number of races daily. Our web-based, interactive system completes the wagering process, including exotic selections, much faster than face-to-face or phone transactions with winning outcomes instantly credited to the customer’s account for future events or prompt disbursement. As we consider expansion into gaming venues beyond horse racing, these advanced gaming platforms and wagering products may be leveraged into new markets.

     We believe that the convenience of remote wagering has encouraged new customers and experienced handicappers to become more engaged with the sport of horse racing. We also believe that our marketing activities and user-friendly products have attracted consumers who have rarely or never wagered, but have now found an efficient, friendly method in which to experience the thrill of wagering.

     Many countries either have or are in the process of enacting laws and procedures for operating web-based wagering systems. As these systems are perceived to be increasingly reliable and legal, we believe sports fans will be correspondingly interested in viewing and wagering on international horse racing and other live entertainment events using an interactive, web-based system.

Recent Developments

     On June 2, 2005, Youbet completed its acquisition of the outstanding stock of International Racing Group, or IRG, a privately-held, pari-mutuel wagering company based in Curacao, Netherlands Antilles, and an affiliated company, It’s All Good Buddy, Inc., a Nevada corporation. Total consideration for IRG paid at closing was $3.0 million, comprised of $2.0 million in cash and an aggregate of 166,668 shares of Youbet treasury stock. In addition, based on IRG’s future performance, the sellers may be entitled to receive installment and other payments of up to $9.7 million, plus annual earn-out payments, payable over the next three years.

RISK FACTORS

     You should consider carefully the risks and uncertainties described below and the other information included and incorporated by reference in this prospectus, including the financial statements and related notes, before deciding to purchase any securities offered hereby. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations would likely suffer.

Risks Related To Wagering Statutes And Regulations

Legal issues concerning online wagering may adversely affect our business.

     To the extent that our facilities are used by subscribers to place intrastate or interstate wagers or we receive commissions derived from such wagers, various federal and state statutes and regulations could have a direct and material adverse effect on our business and indirectly could have a material adverse effect on the public’s demand for our services. Gaming activities are subject to extensive regulation by both state and federal authorities, and may be significantly affected by any changes in the political climate and changes in economic and regulatory policies. Such effects could be materially adverse to Youbet.

     In the United States, the vast majority of states have statutes or regulations restricting gaming activities, and three states prohibit any form of gaming. From time to time, we receive correspondence from various governmental agencies inquiring into the legality of our activities. We believe that our activities conform to those gaming laws and regulations applicable to our activities. However, we face the risk of either civil or criminal proceedings brought by governmental or private litigants who disagree with our interpretation of the applicable laws.

     Many states have considered and are considering interactive and Internet gaming legislation and regulations which may inhibit our ability to do business in such states, and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations and enforcement policies that could have a material adverse impact on our business.

     Expansion into international markets may be subject to regulation in those countries into which we expand. We believe that we can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, we may not be able to obtain the approvals necessary to market our services in such jurisdictions.

Various state legislatures, Congress and federal and state executive authorities have proposed laws and regulations directly applicable to online and internet gaming which could have a material adverse effect on our business.

     Most prominently, in 1998, a bill sponsored by U.S. Senator Jon Kyl of Arizona and adopted by a wide margin in the Senate would have prohibited online and Internet gaming, with specified exceptions, including exceptions for certain horse race wagering and certain “closed-loop” online systems. This 1998 bill was not enacted. Senator Kyl introduced a new version of his 1998 bill entitled, the “Internet Gambling Prohibition Act of 1999.” This 1999 Kyl bill contained more broadly drafted exceptions than the 1998 Kyl bill. If it had been enacted in the form in which it was approved by the Senate in November 1999, we do not believe that the Kyl bill would have had a material adverse effect on our business. In October 1999, Representative Goodlatte introduced a bill in the House of Representatives with similar language as the 1999 Kyl bill. In April 2000, the House Judiciary Committee passed the Goodlatte bill. If the Goodlatte bill had been enacted in the form in which it was approved by the House Judiciary Committee, we do not believe that the Goodlatte bill would have had a material adverse effect on our business. Recently, Senator Kyl has circulated a draft bill entitled “The Unlawful Internet Gambling Enforcement Act of 2005.” As currently drafted, this bill would bar credit card issuers and other financial institutions from transmitting money related to online wagering. Unlike Senator Kyl’s previous bills, this new draft bill does not contain an exception for legal pari-mutuel wagers placed on horse races. This bill has not been introduced into the Senate. However, if this new Kyl bill, as currently drafted, is signed into law, its passage would have a material adverse effect on our business. Other proposals similar to the Kyl bill and the Goodlatte bill, could emerge in Congress. Many states have considered and are considering interactive and Internet gaming legislation and regulations which may or may not be worded so as to permit our business to continue in such states; and anti-gaming conclusions and recommendations of other governmental or quasi-governmental bodies could form the basis for new laws, regulations or enforcement policies that could have a material adverse effect on our business. International expansion of our business may be subject to regulation in those countries in which it is made available. We believe that we can operate or license technology in numerous jurisdictions that allow telephone and account wagering. However, we may not be able to obtain the approvals necessary to market our services in such jurisdictions.

     On April 7, 2005, the Appellate Body of the World Trade Organization (WTO) circulated its report in a dispute settlement proceeding brought by the Government of Antigua and Barbuda (referred to as Antigua) challenging certain United States measures affecting the cross-border supply of gambling and betting services. Antigua claimed that certain federal and state laws have the effect of prohibiting the supply of gambling services from outside the United States in violation of certain United States obligations under the General Agreement on Trade in Services (GATS). In relevant part, Antigua argued that the United States was discriminating between domestic and foreign remote suppliers of wagering services for horse racing because the Interstate Horseracing Act purports to exempt domestic service suppliers, like Youbet, from the prohibitions of the Wire Act, the Travel Act and the Illegal Gambling Business Act, but does not exempt foreign services suppliers. The Appellate Body of the WTO found, inter alia, “that the United States has not shown, in light of the Interstate Horseracing Act that the prohibitions embodied in [the Wire Act, the Travel Act and the Illegal Gambling Business Act] are applied to both foreign and domestic service suppliers of remote betting services for horse racing and, therefore, has not established that these measures satisfy the requirements of [Article XIV of the GATS].” On April 20, 2005, the Appellate Body report was adopted by the Dispute Settlement Body (DSB) of the WTO, and the United States was requested to bring its measures into conformity with its obligations under the GATS. Pursuant to WTO dispute settlement procedures, at a meeting of the DSB on May 18, 2005, the United States Government informed the DSB that it intends to comply with the rulings and recommendations contained in the report. If it is impracticable for a WTO member government to comply immediately, the member is given a “reasonable period of time” (e.g., fifteen months) in which to do so. On June 6, 2005, Antigua requested that the WTO appoint an arbitrator to determine the reasonable period of time for US compliance. While the WTO decision does not affect any existing federal or state law, we cannot predict what actions, if any, the United States government will take in response to the request of the WTO in light of the Appellate Body report and what affect, if any, the Appellate Body report will have on our business and operations.

If the federal government or state governments impose taxes on wagers, our business could be adversely affected.

     If one or more governmental authorities successfully asserts that we should collect taxes on wagers, it could adversely effect our business. We do not currently collect taxes for wagers. We pay all applicable taxes to the State of Oregon where one of our multi-state hubs resides and is currently regulated. However, one or more local, state or foreign jurisdictions may seek to tax online and Internet wagering when a subscriber is physically within their jurisdiction at the time the wager is placed. Such taxes, if imposed, might have a materially adverse affect on our business.

Risks Related To Youbet’s Operations

We face strong competition from the Television Games Network and others.

     We believe that our principal domestic competitor in the interactive, pari-mutuel gaming market is ODS Technologies, L.P., a subsidiary of Gemstar-TV Guide International, doing business as Television Games Network, or the TVG Network. The TVG Network is a 24-hour national racing channel for distribution over cable and DirecTV, along with an in-home pari-mutuel wagering system that requires a dedicated television set-top box. The TVG Network has formed exclusive relationships with a number of major United States horse tracks. Because of the TVG Network’s exclusive relationship with certain horse tracks, in May 2001, Youbet entered into a license agreement with the TVG Network. Pursuant to this agreement, Youbet has a non-exclusive license to access the simulcast audio, video and data content, as well as the wagering pools of, these racetracks. The failure to renew our agreement with the TVG Network, coupled with our inability to license the content currently provided by the TVG Network from another source, could have a material adverse effect on our business.

     Further expansion of the TVG Network’s product and expansion of exclusive relationships may make it difficult for us to grow our subscriber base and to obtain quality racing content to supply Youbet ExpressSM. Additionally, if exclusive relationships account for a significant number of horse tracks, the TVG Network may be able to secure additional horse tracks on more favorable terms than Youbet.

     We compete with several other companies including America Tab, d/b/a/ Win Ticket, Xpressbet, a division of Magna Entertainment Corporation, or Magna, and the Racing Channel d/b/a oneclickbetting.com. Worldwide, numerous Internet and other interactive ventures have been announced. We expect to compete with these entities, as well as other established companies which may enter the interactive, pari-mutuel gaming market. It is possible that our current and potential competitors may have greater resources than Youbet.

Due to perceived legal uncertainty surrounding online, live event wagering, credit card companies may, as a policy, refuse to process wagering account transactions.

     Credit card companies may be hesitant to process deposits, fees and online transactions by our customers for Youbet ExpressSM and other handicapping products. This would limit the methods of payment available to our subscribers, reducing the convenience of Youbet ExpressSM and may make competitive services more attractive. This may adversely affect our business and our relationship with account wagering entities.

Our performance depends on our ability to develop, license or acquire new technologies to enhance our existing services in a time effective manner.

     We may not be able to maintain our competitive technological position against current and potential competitors, especially those with greater financial resources. We rely on our software technology to give us a competitive advantage. This software operates Youbet ExpressSM and runs through the Internet on subscribers’ personal computers. Our main technological advantage versus potential competitors is our software lead-time in the market and our experience in operating a wagering network.

Our facilities are vulnerable to damage from earthquake, fire, floods, power loss, telecommunications failures, break-ins and other unforeseen events.

     Our business is dependent upon our communications hardware and computer hardware, substantially all of which are located at a leased facility in Woodland Hills, California. We have built certain redundancies into our systems in case of a system failure or damage, but we do not have duplicate geographic locations for our site of operations. A substantial interruption in our computer systems would adversely affect our business.

     We have property and business interruption insurance covering damage or interruption of our systems. However, this insurance might not be sufficient to compensate us for all losses that may occur.

If our systems and controls are unable to handle online security risks, our business will be adversely affected.

     We use packet filters, fire walls and proxy servers which are all designed to control and filter the data allowed to enter our data center. However, advances in computer capabilities, new discoveries in the field of cryptography or other events or developments may make it easier for someone to compromise or breach the technology we use to protect our subscribers’ transaction data. If such a breach of security were to occur, it could cause interruptions in service and loss of data or cessation in service to our subscribers. This may also allow someone to introduce a “virus” or other harmful component to Youbet ExpressSM causing an interruption or malfunction.

     To the extent our activities involve the storage and transmission of information such as credit card numbers, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies might not be sufficient to reimburse us for losses caused by such security breaches.

Our future success will depend, in significant part, upon the maintenance and growth of our infrastructure and the Internet, and any failure or interruption may have a material adverse effect on our business.

     We utilize electronic communications and the Internet infrastructure to send and receive information to and from subscribers. This infrastructure is necessary to transmit the large amounts of audio and video data which comprise a broadcast of a horse racing event. To the extent that this infrastructure continues to experience increased numbers of users, increased frequency of use or increased bandwidth requirements of users, we cannot be certain that this infrastructure will be able to support the demands placed on it, or that the performance or reliability of this infrastructure will not be adversely affected.

     Outages and delays in sending or receiving data as a result of damage to portions of this infrastructure could also affect our subscriber’s ability to transmit wagering information. This could also have an adverse effect on our business.

We may face potential direct and indirect liability for negligence, copyright, patent or trademark infringement, and other claims based upon the content and data which we make available or sell to subscribers.

     If we were to be found liable for copyright, patent or trademark infringement or claims based on the transmittal of incorrect content or data, it would have an adverse effect on our business. For example, by distributing an incorrect past performance report, a subscriber may claim he relied on such information and suffered a monetary loss. Computer failures may also result in our distribution of incorrect data. In these and other instances, we may be required to engage in long and expensive litigation, which could divert management’s attention and require the expenditure of significant sums of money. Our liability insurance might not be sufficient to cover all of these claims or may not be sufficient to protect against all liability that may be imposed. Any such claims or resulting litigation could have a material adverse effect on our business, results of operations or financial condition.

In order to grow Youbet ExpressSM, we will be required to improve existing transaction processing and operational systems and to train and grow our number of employees.

     Our current and planned management systems and controls may not be sufficient to support such growth. Additionally, our management may not succeed in expanding and exploiting existing and potential strategic relationships and market opportunities. Our failure to expand effectively could have a material adverse effect on our business, results of operations or financial condition.

We are dependent on third-party content providers, and our failure to maintain our relationships with these content providers could have a material adverse effect on our business.

     We are largely dependent upon negotiating and maintaining agreements with third party information providers, such as the TVG Network, and horse tracks for much of the audio, video and other content presented on Youbet ExpressSM. We do not have exclusive relationships with any content providers. We may not be able to negotiate or renew acceptable agreements with such third parties on a timely basis or under acceptable terms and conditions. In addition, any consolidation of content providers could adversely impact our ability to secure content on terms favorable or acceptable to Youbet.

     As of the date of this prospectus, we have agreements which allow our subscribers to obtain simulcast audio and video signals from over 100 horse tracks. These horse tracks may terminate our agreements with them. While we strive to improve our content, we may not be able to obtain additional content from other providers or may lose providers, especially in light of the efforts of competitors, such as the TVG Network, to enter into exclusive contracts with such providers.

Our international expansion efforts may not succeed.

     We are exploring international relationships and joint ventures to facilitate the international deployment of sports wagering networks similar to the United States launch of Youbet ExpressSM. However, there are many risks in doing business on an international basis, including:

•	Potential online live wagering networks offered by competitors with greater resources;

•	Different and possibly conflicting regulatory requirements;

•	Foreign currency exchange rate fluctuations;

•	Legal uncertainty regarding liability;

•	Tariffs and other trade barriers;

•	Difficulties in staffing and managing foreign operations;

•	Longer payment cycles and problems in collecting accounts receivable;

•	Different accounting practices;

•	Political instability;

•	Seasonal reductions in business activity; and

•	Potentially adverse tax consequences.

     Any of these risks could affect the success of our international expansion. Also, we may not be able to successfully establish Youbet Express SM internationally.

Our success depends on our ability to attract and retain certain key personnel.

     We depend on the services of our senior management, which if not available might have a material adverse effect on Youbet. While certain members of senior management are parties to employment or services agreements with Youbet, none of these agreements are long-term, and none prohibit an employee from terminating such an agreement. Our future success depends on our ability to identify, attract, hire, train, retain and motivate highly skilled technical, managerial, marketing and customer service personnel. Competition for such personnel is intense, and we may not be able to retain and attract such employees.

Youbet common stock may experience extreme price and volume fluctuations.

     The stock markets in general and the Nasdaq SmallCap Market in particular have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices and valuations of these stocks may not be sustainable. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has been instituted against the affected company. Such litigation, if instituted against Youbet, could result in substantial costs which could have a material adverse effect on our business.

Sales of additional shares of Youbet’s common stock in the public market may negatively affect the trading price of Youbet’s stock.

     Sales of additional shares of our common stock in the public market (including on the exercise of stock options and warrants), may negatively affect the market price of our common stock. These sales could also lessen our ability to sell equity or equity related securities at a future time.

     As of March 31, 2005, Youbet had approximately 5.5 million stock options outstanding.

     Youbet’s certificate of incorporation and bylaws do not “opt out” of certain Delaware law provisions, and these Delaware law provisions could make it more difficult for a third party to acquire Youbet, even if doing so would be beneficial to our stockholders. Additionally, Youbet’s certificate of incorporation authorizes the board of directors to issue up to 1,000,000 shares of preferred stock, in one or more series and permits the board of directors to fix the rights, preferences, powers and designations of such series without a stockholder vote. Depending on the terms of any such series, such preferred stock may discourage attempts to acquire Youbet.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21C of the Exchange Act, including statements concerning possible or assumed future results of operations of Youbet and those preceded by, followed by or that include the words may, will, should, could, expects, plans, anticipates, believes, estimates, predicts, potential or continue or the negative of such terms and other comparable terminology. You should understand that the factors described below, in addition to those discussed elsewhere in this document or incorporated by reference into this prospectus, could effect our future results and could cause those results to differ materially from those expressed in such forward-looking statements. These factors include:

•	statements about our business plans;

•	statements about the potential for development;

•	statements about future regulatory approval;

•	estimates of future financial performance;

•	predictions of national or international economic, political or market conditions;

•	statements regarding other factors that could affect our future operations or financial position; and

•	other statements that are not matters of historical fact.

     Our ability to achieve our goals depends on many known and unknown risks and uncertainties, including changes in general economic and business conditions. These factors could cause our actual performance and results to differ materially from those described or implied in forward-looking statements. Factors that could cause or contribute to such differences include, among others:

•	our ability to continue to successfully compete with existing and future competitors;

•	our ability to continue to manage our costs;

•	our exposure to lawsuits and other liabilities and contingencies;

•	our ability to fund our short-term financing needs; and

•	general economic and business conditions.

     These forward-looking statements speak only as of the date of this prospectus. We believe it is in the best interest of our investors to use forward-looking statements in discussing future events. However, we are not required to, and you should not rely on us to, revise or update these statements or any factors that may affect actual results, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

     For purposes of this computation, earnings are defined as pretax income (loss) from continuing operations plus fixed charges. Fixed charges consist of interest expense and amortized discounts related to indebtedness. The deficiency represents the shortfall in earnings required to cover fixed charges.

	Three Months Ended		Year Ended December 31
	March 31 2005		2004		2003	2002	2001	2000
			(dollars in thousands)
Ratio of Earnings to Fixed Charges	56	x	81	x	—	—	—	—
Deficiency	$—		$—		$3,128	$8,725	$15,144	$16,210

USE OF PROCEEDS

     Unless we state otherwise in a prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund our future capital and working capital requirements in excess of internally generated funds. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

DESCRIPTION OF CAPITAL STOCK

     The following is a summary of the material terms and provisions of Youbet’s capital stock. Our certificate of incorporation, as amended, authorizes 101,000,000 shares of capital stock, divided into 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share. As of March 31, 2005, there were 31,705,815 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

     Youbet has one class of authorized common stock which is entitled to one vote per share. All outstanding shares of common stock are validly issued, fully paid and nonassessable. The common stock holders have no preemptive rights, cumulative rights, subscription, redemption, sinking fund or conversion rights and preferences. The common stockholders will be entitled to receive such dividends as the board of directors may declare out of funds legally available for that purpose. We have never declared or paid cash dividends on its common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, we do not expect to pay cash dividends on its common stock in the foreseeable future.

Preferred Stock

     Youbet has 1,000,000 authorized, but unissued, shares of preferred stock, $0.001 par value per share. Although the rights and designations of the preferred stock are currently undefined, Youbet’s board of directors is authorized to establish the voting, dividend, redemption, conversion, liquidation and other relative rights by a resolution or resolutions at any time and from time to time. In establishing the terms of a series of preferred stock, the board of directors is authorized, subject to the limitations prescribed by law, to set, among other things:

•	the number of shares;

•	the dividend rate and preferences;

•	the cumulative or non-cumulative nature of dividends;

•	the redemption provisions;

•	the sinking fund provisions;

•	the conversion rights;

•	the amounts payable and preferences in the event of the voluntary or involuntary liquidation of Youbet; and

•	the voting rights, in addition to those required by law.

     Such terms could include provisions prohibiting the payment of common stock dividends or purchases by Youbet of common stock in the event dividends or sinking fund payments on the preferred stock were in arrears. In the event of liquidation, the holders of preferred stock of each series might be entitled to receive an amount specified for such series by the board of directors before any payment could be made to the holders of common stock.

     Any of the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any such series of preferred stock may be made dependent upon facts ascertainable outside of the resolution or resolutions providing for the issue of such preferred stock adopted by the board of directors. The manner in which such facts shall operate upon the voting powers, designations, preferences, rights and qualifications, limitations or restrictions of such series of preferred stock must be clearly and expressly set forth or incorporated in the resolution or resolutions providing for the issuance of such preferred stock.

     Shares of preferred stock of any series that have been redeemed or that if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued shares of preferred stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of shares of preferred stock to be created by resolution or resolutions of the board of directors or as part of any other series of shares of preferred stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the board providing for the issue of any series of shares of preferred stock.

Delaware Anti-Takeover Law

     Section 203 of the Delaware General Corporation Law prohibits Youbet from engaging in a business combination with an interested stockholder. This restriction applies for three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to an interested stockholder. Generally, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of Youbet’s voting stock. Section 203 could delay, defer or prevent a change in control of Youbet. It might also reduce the price that investors might be willing to pay in the future for shares of common stock.

Transfer Agent and Registrar

     The transfer agent and registrar for Youbet’s common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF DEBT SECURITIES

     The following description of the terms of the debt securities sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the prospectus supplement relating thereto and to the following description. You can find definitions of certain capitalized terms used in the following summary under the subheading “—Certain Definitions.”

     The debt securities will be our general obligations and may be subordinated to senior indebtedness we have or may incur to the extent set forth in the prospectus supplement relating to them. See “—Subordination.” Debt Securities will be issued under an indenture between us and The Bank of New York Trust Company, N.A., as trustee, which we refer to as the trustee. A copy of the form of indenture, which we refer to as the indenture, has been filed as an exhibit to the registration statement filed with the SEC, of which this prospectus forms a part. The following discussion of certain provisions of the indenture is a summary only and should not be considered a complete description of the terms and provisions of the indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the form of indenture, including the definition of certain terms used below.

General

Terms of the Debt Securities

     The indenture does not limit the aggregate principal amount of debt securities that can be issued under it. The debt securities may be issued in one or more series as we may authorize from time to time. You should refer to the applicable prospectus supplement for the following terms of the debt securities of the series with respect to which that prospectus supplement is being delivered:

(a)	the title of the debt securities of the series;

(b)	the price or prices (expressed as a percentage of the principal amount thereof) at which the debt securities of the series will be issued;

(c)	any limit upon the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

(d)	the date or dates on which the principal or premium, if any, with respect to the debt securities of the series are payable;

(e)	the rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities of the series shall bear interest (if any), the date or dates from which interest, if any, shall accrue, the interest payment dates on which interest, if any, shall commence and be payable and any regular record date for the interest payable on any interest payment date;

(f)	the place or places where the principal of and interest, if any, on the debt securities of the series shall be payable, or the method of such payment, if by wire transfer, mail or other means;

(g)	if applicable, the period or periods within which, the price or prices at which, and the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part at our option or otherwise;

(h)	our obligation, if any, to redeem or purchase debt securities of the series under any sinking fund or analogous provisions or at the option of a holder of the debt securities and the period or periods within which, the price or prices at which, and the terms and conditions upon which debt securities of the series shall be redeemed or purchased, in whole or in part, under that obligation;

(i)	the dates, if any, on which we will be obligated to repurchase the debt securities of the series at the option of the holders, the price or prices at which debt securities of the series will be repurchased and other detailed terms and provisions of any repurchase obligations;

(j)	if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the debt securities of the series shall be issuable;

(k)	the forms of the debt securities of the series, including whether such securities are to be issued in bearer or registered form, and whether the securities will be issuable as global securities (See “—Global Securities”) and, if issuable as global securities, the depository for such global securities;

(l)	if any debt securities of the series are to be issued as Bearer Securities (as defined in “—Limitations on Issuance of Bearer Securities”) or as one or more global securities representing individual Bearer Securities of the series, whether certain provisions for the payment of additional interest or tax redemptions shall apply; whether interest with respect to any portion of a temporary Bearer Security of the series payable on any interest payment date prior to the exchange of the temporary Bearer Security for definitive Bearer Securities of the series shall be paid to any clearing organization with respect to the portion of such temporary Bearer Security held for its account and, in such event, the terms and conditions (including any certification requirements) upon which any such interest payment received by a clearing organization will be credited to the persons entitled to interest payable on the interest payment date; and the terms upon which a temporary Bearer Security may be exchanged for one or more definitive Bearer Securities of the series;

(m)	if other than the principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

(n)	the currency of denomination of the debt securities of the series, which may be dollars or any foreign currency, including the euro, and if the currency of denomination is a composite currency, other than the euro, the agency or organization, if any, responsible for overseeing the composite currency;

(o)	the terms, if any, of conversion or exchange of the debt securities;

(p)	the designation of the currency, currencies or currency units in which payment of principal of and interest, if any, on the debt securities of the series will be made;

(q)	if payments of principal of or interest, if any, on the debt securities of the series are to be made in one or more currencies or currency units other than those in which the debt securities of the series are denominated, the manner in which the exchange rate with respect to the payments will be determined;

(r)	the manner in which the amounts of payment of principal of or interest, if any, on the debt securities of the series will be determined, if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

(s)	the provisions, if any, relating to any debt security provided for the securities of the series;

(t)	any addition to or change in the events of default which applies to any debt securities of the series and any change in the right of the trustee or the requisite holders of the securities to declare the principal amount thereof due and payable;

(u)	any addition to or change in, the covenants set forth in the indenture or in the terms set forth in the indenture relating to permitted consolidations, mergers, or sales of assets;

(v)	the terms, if any, on which debt securities of the series will be subordinate to other debt of ours;

(w)	any other terms of the debt securities of the series not prohibited by the provisions of the indenture; and

(x)	any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to debt securities of the series if other than those provided in the indenture.

     The prospectus supplement will also describe any material United States federal income tax consequences applicable to the series of debt securities to which the prospectus supplement relates, including those applicable to (a) Bearer Securities, (b) debt securities with respect to which payments of principal, premium or interest are determined with reference to another security, an index or formula (including changes in prices of particular securities, currencies or commodities), (c) debt securities with respect to which principal or interest is payable in a foreign or composite currency, (d) debt securities that are issued at an original issue discount, which is a discount below the securities’ stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates, and (e) variable rate debt securities that are exchangeable for fixed rate debt securities.

     Unless otherwise provided in the applicable prospectus supplement, Registered Securities (as defined in “—Limitations on Issuance of Bearer Securities”) may be transferred or exchanged at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the prospectus supplement relating to the Bearer Securities.

     All funds that we pay to a paying agent for the payment of principal, premium or interest with respect to any debt securities that remain unclaimed at the end of one year after such principal, premium or interest shall have become due and payable will be repaid to us, and the holders of such debt securities or any coupons appertaining thereto will thereafter look only to us for payment thereof.

Global Securities

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities. A global security is a debt security that represents, and is denominated in an amount equal to the aggregate principal amount of, all outstanding debt securities of a series, or any portion thereof, in either case having the same terms, including the same original Issue Date, date or dates on which principal and interest are due and interest rate or method of determining interest. A global security will be deposited with, or on behalf of, a depository, which will be identified in the prospectus supplement relating to the debt securities of the series. Global securities may be issued in either registered or bearer form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole by the depository to a nominee of the depository, by a nominee of the depository to the depository or another nominee of the depository, or by the depository or any nominee of the depository to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement relating to the debt securities. We anticipate that the following provisions will generally apply to depository arrangements.

     Upon the issuance of a global security, the depository for the global security will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by the global security to the accounts of persons that have accounts with the depository, called participants. Such accounts shall be designated by the dealers or underwriters with respect to the debt securities or, if the debt securities are offered and sold directly by us or through one or more agents, by us or such agents. Ownership of beneficial interests in a global security will be limited to participants or persons that hold beneficial interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depository (with respect to interests of participants) or records maintained by participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limitations and laws may impair the ability to transfer beneficial interests in a global security.

     So long as the depository for a global security, or its nominee, is the registered owner or holder of the global security, the depository or nominee, as the case may be, will be considered the sole owner or holder of the individual debt securities represented by the global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have any of the individual debt securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of any of the debt securities in definitive form, and will not be considered the owners or holders thereof under the indenture.

     Subject to the restrictions applicable to Bearer Securities described in an applicable prospectus supplement (see “—Limitations on Issuance of Bearer Securities”), payments of principal, premium, and interest with respect to individual debt securities represented by a global security will be made to the depository or its nominee, as the case may be, as the registered owner or holder of the global security. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee’s will have any responsibility or liability for (a) any aspect of the records relating to or payments made by the depository, its nominee or any participants on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests, (b) the payment to the owners of beneficial interests in the global security of amounts paid to the depository or its nominee or (c) any other matter relating to the actions and practices of the depository, its nominee or its participants. Neither we, the trustee, any paying agent or registrar for such debt securities or any agent of ours or the trustee will be liable for any delay by the depository, its nominee or any of its participants in identifying the owners of beneficial interests in the global security, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the depository or its nominee for all purposes.

     We expect that the depository for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest with respect to a global security representing any of the debt securities of that series, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security, as shown on the records of the depository or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers and registered in “street name.” Such payments will be the responsibility of the participants. Receipt by owners of beneficial interests in a temporary global security of payments of principal, premium or interest with respect thereto will be subject to the restrictions described in an applicable prospectus supplement.

     If the depository for a series of debt securities is at any time unwilling, unable or ineligible to continue as depository, we shall appoint a successor depository. If a successor depository is not appointed by us within 90 days, we will issue individual debt securities of the series in exchange for the global security representing the series of debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to the series of debt securities, determine to no longer have debt securities of a series represented by a global security and, in that event, will issue individual debt securities of the series in exchange for the global security representing the series of debt securities. Furthermore, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of the series may, on terms acceptable to us, the trustee, and the depository for the global security, receive individual debt securities of the series in exchange for its beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by the global security equal in principal amount to its beneficial interest and to have the debt securities registered in its name (if the debt securities are issuable as Registered Securities). Individual debt securities of a series so issued will be issued (a) as Registered Securities in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof if the debt securities are issuable as Registered Securities, (b) as Bearer Securities in the denomination or denominations specified by us if the debt securities are issuable as Bearer Securities or (c) as either Registered Securities or Bearer Securities as described above if the debt securities are issuable in either form.

Limitations on Issuance of Bearer Securities

     The debt securities of a series may be issued as Registered Securities (securities that will be registered as to principal and interest in the register maintained by the registrar for such debt securities) or Bearer Securities (securities that will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, the applicable prospectus supplement will describe certain special limitations and considerations that will apply to the debt securities.

Redemption

     We may reserve the right to redeem and pay the debt securities of a series or may covenant to redeem and pay the debt securities of a series at the time and upon the terms set forth in the prospectus supplement relating to the debt securities of the series. If the debt securities of a series are redeemable and we elect or are required to redeem the debt securities, we will notify the trustee of the redemption date and the principal amount of the debt securities to be redeemed at least 45 but not more than 60 days before the redemption date, unless the trustee consents to a shorter period. We will also select a record date for the determination of the holders of securities to be redeemed, which will be at least 15 days prior to the redemption date. Notice of the record date will be given to the trustee along with the notice of the redemption date.

     Except as may otherwise be described in the applicable prospectus supplement, selection of the debt securities to be redeemed will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the debt securities are listed. If the debt securities are not listed on a national securities exchange, the securities to be redeemed will be selected on a pro rata basis, by lot or any other method the trustee deems to be fair and appropriate. No debt security of less than $1,000 in original principal amount or principal amount at maturity will be redeemed in part.

     Except as may otherwise be described in the applicable prospectus supplement, following the determination by the trustee of the debt securities to be redeemed, notice of the redemption will be sent to the holders of the debt securities at least 30 days but not more than 60 days prior to the redemption date by first-class mail. The notice shall identify the securities to be redeemed and will state the redemption date, the redemption price, the name and address of the agent to whom the debt securities must be surrendered for payment and information relating to the mechanics of the redemption process. Once the notice is mailed, the debt securities called for redemption will become due and payable on the redemption date.

     On the redemption date, we will deposit funds necessary to pay the redemption price and accrued and unpaid interest, if any, with the appropriate paying agent. Thereafter, interest on the debt securities to be redeemed will cease to accrue, whether or not the debt securities are presented for payment. Upon surrender of a debt security that is redeemed in part, we will execute, and the trustee will authenticate, a new debt security in a principal amount equal to the unredeemed portion of the debt security surrendered.

Subordination

     Debt securities of a series may be subordinated to senior indebtedness (as defined in the applicable prospectus supplement) to the extent set forth in the prospectus supplement relating thereto. The terms of subordination, the rights of holders of senior indebtedness and any limitations on our ability to make payments of principal, premium, interest or otherwise in respect of the subordinated debt securities will be set forth in the applicable prospectus supplement. By reason of such subordination, in the event of insolvency, creditors of ours who are holders of senior indebtedness, as well as certain general creditors of ours, may recover more, ratably, than the holders of the subordinated debt securities.

Merger and Consolidation

     Except as may otherwise be described in the applicable prospectus supplement, we will not, in one transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease, all or substantially all of our assets to, any person, unless:

(1)	the resulting, surviving or transferee person (the Successor Issuer), if not us, will expressly assume, by supplemental indenture, executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all of our obligations under the securities and the indenture and, if the Successor Issuer is not organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, the Successor Issuer shall (a) irrevocably designate and appoint an agent reasonably satisfactory to the trustee for service of process in the City of New York as its authorized agent to receive, accept, and acknowledge on its behalf service of process in any legal suit, action or proceeding arising out of or based upon the indenture, (b) agree that service of process upon such agent shall be deemed and held in every respect to be effective personal service upon it, and (c) maintain such appointment (or that of a successor reasonably satisfactory to the trustee) continuously in effect at all times while the it is obligated under the indenture or any debt security;

(2)	immediately after giving effect to such transaction on a pro forma basis, and treating any Indebtedness that becomes an obligation of the Successor Issuer, or any Restricted Subsidiary, as a result of such transaction, as having been incurred by the Successor Issuer, or such Restricted Subsidiary, at the time of such transaction, no default or event of default will have occurred and be continuing; and

(3)	we will have delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger or transfer, and such supplemental indenture, if any, comply with the indenture, as set forth in the indenture, and each stating such other matters as the trustee may reasonably request.

     The Successor Issuer will succeed to, and be substituted for, and may exercise every right and power of, the predecessor issuer under the indenture, and the predecessor issuer, in the case of a conveyance, transfer or lease of all or substantially all of its assets, will be released from the obligations under the indenture and the securities, including, without limitation, the obligation to pay the principal of and interest on the debt securities.

Defaults

     Unless otherwise indicated in a prospectus supplement, an event of default with respect to the securities of a series is defined in the indenture as:

(1)	we default in any payment of interest on any security of a series when that payment becomes due and payable, and that default continues for 30 days;

(2)	we default in the payment of principal of any security of a series when that payment becomes due at its Stated Maturity, upon optional or mandatory redemption, upon required repurchase, upon declaration or otherwise;

(3)	we fail to comply with our obligations described under “ —Merger and Consolidation;”

(4)	we fail to comply with our other agreements contained in the indenture and that failure continues for 60 days after notice;

(5)	we fail to comply with our obligation to provide certain reports to the trustee and that failure continues for 30 days after notice;

(6)	our failure, or the failure of any of our Significant Subsidiaries, to pay any Indebtedness within any applicable grace period, after final maturity, or the acceleration of any such Indebtedness by the holders thereof, because of a default, if the total amount of such Indebtedness, unpaid or accelerated, exceeds $25.0 million or its foreign currency equivalent (the cross acceleration provision);

(7)	our failure, or the failure of any of our Significant Subsidiaries, to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a reputable carrier that has the ability to perform) aggregating in excess of $25.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8)	the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to us or any of our Significant Subsidiaries (the bankruptcy provisions);

(9)	there occurs any other event of default provided in a prospectus supplement for a series of securities.

     If applicable to a series of securities, the foregoing will constitute events of default whatever the reason for any such event of default, and whether it is voluntary or involuntary, or is effected by operation of law, or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body. However, a default under clauses (4) and (5) above will not constitute an event of default with respect to a series of securities until the trustee or the holders of 25%, in aggregate principal amount at maturity, of the outstanding securities of that series, notify us, as provided in the indenture, of the default and we do not cure such default within the time specified in clauses (4) and (5) above, after we receive notice.

     If an event of default applicable to a series of securities occurs and is continuing, the trustee or the holders of at least 25%, in aggregate principal amount at maturity, of the outstanding securities of that series, by notice to us, may declare the principal amount of, and accrued but unpaid interest, if any, on, all securities of that series to be due and payable. Upon such a declaration, such principal amount and interest will be due and payable immediately. If an event of default applicable to a series of securities relating to certain events of bankruptcy, insolvency or reorganization of the issuer or any of its significant subsidiaries occurs and is continuing, the principal amount of, and accrued interest on, all the securities of that series automatically will become due and payable immediately, without any declaration or other act on the part of the trustee or any holders. Under certain circumstances, the holders of a majority, in aggregate principal amount at maturity, of the outstanding securities of one or more series may rescind any such acceleration, with respect to the securities of such series, and its consequences.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an event of default occurs and is continuing with respect to the securities of a series, the trustee will be under no obligation to exercise any of the rights or powers under the indenture, at the request or direction of any of the holders of such securities, unless such holders shall have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no holder may pursue any remedy with respect to the indenture or the securities unless:

•	such holder shall have previously given the trustee notice that an event of default is continuing;

•	holders of at least 25%, in aggregate principal amount at maturity, of the outstanding securities of the series shall have requested the trustee to pursue the remedy;

•	such holders shall have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

•	the trustee shall not have complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

•	the holders of a majority, in principal amount at maturity, of the outstanding securities of such series shall not have given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to certain restrictions, the holders of a majority, in principal amount at maturity, of the outstanding securities of a series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee with respect to the securities of such series. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture, or that the trustee determines is unduly prejudicial to the rights of any other holder of securities of such series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to the securities of a series, and is actually known to the trustee, the trustee must mail to each holder of securities of such series notice of the default, within 90 days after it occurs. Except in the case of a default in the payment of principal of, premium, if any, or interest on any security, the trustee may withhold notice, if and so long as a committee of its trust officers in good faith determines that withholding notice is not opposed to the interests of the holders of the securities of the series. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signer thereof knows of any default that occurred during the previous year. We also are required to deliver to the trustee, within 30 days after our knowledge of the occurrence of such event, written notice of any event which would constitute certain defaults, their status, and what action we are taking, or propose to take, in respect of such event.

Amendments and Waivers

     Subject to certain exceptions, the indenture or the securities of a series may be amended, and any past default or compliance with any provisions may be waived, with the consent of the holders of a majority in principal amount of the securities then outstanding of each series affected by the amendment, including consents obtained in connection with a purchase of or tender offer or exchange for the securities. However, without the consent of each holder of an outstanding debt security affected, no amendment may, among other things:

•	reduce the principal amount of securities whose holders must consent to an amendment;

•	reduce the rate of, or extend the time for payment of, interest on any security;

•	reduce the principal or extend the Stated Maturity of any security;

•	reduce the premium payable upon the redemption of any security or change the time at which any security may be redeemed;

•	make any security payable in money other than that stated in the security;

•	impair the right of any holder to receive payment of principal of, premium, if any, and interest on, such holder’s securities on or after the due dates therefor, or to institute suit for the enforcement of any payment on, or with respect to, such holder’s securities;

•	in the case of subordinated debt securities, modify the provisions of the indenture with respect to subordination of such debt securities in a manner materially adverse to the holders thereof; or

•	make any change in the amendment provisions which require each holder’s consent.

     Without the consent of any holder, the trustee and we may amend the indenture to:

•	cure any ambiguity, defect or inconsistency;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	provide for the assumption by a successor trustee under the indenture;

•	provide for uncertificated securities in addition to, or in place of, certificated securities;

•	add guarantees with respect to any series of securities;

•	secure any series of securities;

•	add to our covenants for the benefit of the holders of all or any series of securities or to surrender any right or power conferred upon us or to provide any additional right or benefit to holders of all or any series of securities;

•	make any change to all or any series of securities that does not, in the good faith opinion of our Board of Directors, materially and adversely affect the rights of any holder of such series;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

•	establish the form or terms of securities of any series as permitted under the indenture; and

•	evidence and provide for the acceptance of appointment hereunder by a successor trustee with respect to one or more series of securities and to add to or change any of the provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

     The holders’ consent is not necessary, under the indenture, to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all holders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

     A holder may transfer or exchange securities in accordance with the indenture. Upon any transfer or exchange, the registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and we may require a holder to pay any taxes required by law or permitted by the indenture, including any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any security selected for redemption, or to transfer or exchange any debt security for a period of 15 days prior to the mailing of a notice of redemption to the holders of securities selected to be redeemed.

Defeasance

     Under our legal defeasance option, we may terminate all our obligations under any series of the debt securities and the indenture at any time, except for certain obligations, including:

•	those respecting the defeasance trust;

•	the obligation to replace mutilated, destroyed, lost or stolen debt securities; and

•	maintenance of a registrar and paying agent in respect of the debt securities.

     Our covenant defeasance option allows us, at any time, to terminate certain of our obligations, including those under:

•	the operation of the cross acceleration provision; and

•	the bankruptcy provisions with respect to Significant Subsidiaries described under “—Defaults.”

     We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the debt securities may not be accelerated because of an event of default with respect thereto. If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated because of an event of default specified in clauses (4), (5), (6) or (7) under “—Defaults” or because of an event of default specified in clause (8) under “—Defaults” by a Significant Subsidiary.

     In order to exercise either defeasance option with respect to any series of debt securities, we must deposit, or cause to be deposited, irrevocably in trust (the defeasance trust) with the trustee, money or U.S. Government Obligations which through the scheduled payment of principal and interest in respect thereof, in accordance with their terms, will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest, if any, when due, on all such debt securities, except lost, stolen or destroyed debt securities which have been replaced or repaid, to maturity or redemption, as the case may be. We must comply with certain other conditions, including delivery to the trustee of an opinion of counsel to the effect that holders of such debt securities will not recognize income, gain or loss, for federal income tax purposes, as a result of such deposit and defeasance, and will be subject to federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such deposit and defeasance had not occurred and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, agent, incorporator, stockholder, member, manager or partner of Youbet or its affiliates and subsidiaries, as such, shall have any liability for any of our obligations under the securities or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder, by accepting a security, waives and releases all such liability. This waiver and release are part of the consideration for issuance of the securities. Such waiver may not be effective to waive liabilities under the federal or state securities law, and it is the view of the SEC that such a waiver is against public policy.

Concerning the Trustee

     The holders of a majority in aggregate principal amount of the outstanding securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the securities of such series, subject to certain exceptions. The indenture provides that if an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the same degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder, unless such holder shall have offered to the trustee security and indemnity reasonably satisfactory to it, against any loss, liability or expense, and then only to the extent required by the terms of the indenture.

Governing Law

     The indenture provides that it and the debt securities are governed by, and construed in accordance with, the laws of the State of New York, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms.

     Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, control, as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement, or otherwise, and the terms controlling, controlled by and under common control with have correlative meanings.

     Attributable Indebtedness in respect of a Sale/Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale/ Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     Board of Directors means, with respect to a corporation, the board of directors thereof, and, with respect to any other entity, the board or committee of such Person having a similar function, or, in any case, any committee of such board duly authorized to act on behalf of such Board.

     Business Day means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

     Disqualified Stock means, with respect to any person and any series of securities, any capital stock that, by its terms, or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder, or upon the happening of any event:

(1)	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is redeemable at the option of the holder thereof, in whole or in part;

in each case on or prior to the 91st day after the Stated Maturity of the securities of such series; provided, however, that only the portion of capital stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; and provided, further, that any capital stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such capital stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the 91st day after the Stated Maturity of such Securities shall not constitute Disqualified Stock.

     GAAP means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in:

(1)	the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(2)	the opinions and pronouncements of the Public Company Accounting Oversight Board;

(3)	statements and pronouncements of the Financial Accounting Standards Board;

(4)	such other statements by such other entity as approved by a significant segment of the accounting profession; and

(5)	the rules and regulations of the SEC governing the inclusion of financial statements, including pro forma financial statements, in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

     Indebtedness means, with respect to any person on any date of determination, without duplication:

(1)	the principal in respect of:

(a)	Indebtedness of such person for money borrowed; and

(b)	Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable;

(2)	all capital lease obligations of such person, and all Attributable Indebtedness in respect of Sale/Leaseback Transactions entered into by such person;

(3)	all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business and contingent consideration based on future performance;

(4)	all obligations of such person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, other than obligations with respect to letters of credit and other contingent liabilities, but only to the extent such contingent liabilities are not reflected as liabilities on the consolidated balance sheet of such person, securing obligations, other than obligations described in clauses (1) through (3) above, entered into in the ordinary course of business of such person, to the extent such letters of credit are not drawn upon, or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit;

(5)	the amount of all obligations of such person with respect to the redemption, repayment, or other repurchase of any Disqualified Stock, or, with respect to any subsidiary of such person, the liquidation preference with respect to any preferred stock, but excluding, in each case, any accrued dividends;

(6)	all obligations of the type referred to in clauses (1) through (5) above, of other persons, and all dividends of other persons for the payment of which, in either case, such person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) above, of other persons, secured by any Lien on any property or asset of such person, whether or not such obligation is assumed by such person, other than a pledge of capital stock of an unrestricted subsidiary to secure non-recourse debt of such unrestricted subsidiary, the amount of such obligation being deemed to be the lesser of the value of such property or assets, or the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, hedging obligations of such person.

     The amount of Indebtedness of any person at any date shall be the outstanding balance, at such date, of all unconditional obligations, as described above, or the accreted value of such Indebtedness, in the case of Indebtedness issued with original issue discount and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     Issue Date means, with respect to any series of debt securities, the date on which securities of such series are originally issued.

     Lien means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind, including any conditional sale or other title retention agreement, or lease in the nature thereof.

     Restricted Subsidiary means any subsidiary of ours that is not an Unrestricted Subsidiary.

     Sale/Leaseback Transaction means an arrangement relating to property now owned or hereafter acquired, whereby we or one of our Restricted Subsidiaries transfers such property to a person, and we or that Restricted Subsidiary leases it from such person.

     Secured Indebtedness means any of Indebtedness of ours or of any of our Restricted Subsidiaries that is secured by a Lien.

     Significant Subsidiary means any Restricted Subsidiary that would be a Significant Subsidiary of ours within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

     Stated Maturity means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision, but excluding any provision providing for the repurchase of such security at the holder’s option upon the happening of any contingency beyond our control, unless such contingency has occurred.

     Trust Indenture Act means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the indenture.

     Unrestricted Subsidiary means:

(1)	any subsidiary of ours that at the time of determination shall be designated an Unrestricted Subsidiary by our Board of Directors in the manner provided below; and

(2)	any subsidiary of an Unrestricted Subsidiary.

     Our Board of Directors may designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an Unrestricted Subsidiary unless such subsidiary, or any of its subsidiaries, owns any of our capital stock or Indebtedness, or owns or holds any Lien on any of our property, or of any other Restricted Subsidiary that is not a subsidiary of the subsidiary to be so designated.

     Our Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, as long as:

•	immediately after giving effect to such designation no default shall have occurred and be continuing; and

•	such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the indenture.

     Any such designation by the Board of Directors shall be evidenced to the trustee by promptly filing with the trustee a copy of the Board of Directors resolution giving effect to such designation, and an officer’s certificate certifying that such designation complied with the foregoing provisions.

     U.S. Government Obligations means direct obligations, or certificates representing an ownership interest in such obligations, of the United States of America, including any agency or instrumentality of the United States, for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at our option.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Youbet may issue stock purchase contracts, representing contracts obligating holders to purchase from Youbet and Youbet to sell to the holders, a specified number of shares of common stock at a future date or dates. The price per share of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder’s obligations to purchase the common stock under stock purchase contracts, either:

•	senior debt securities, subordinated debt securities or junior subordinated debt securities of Youbet; or

•	debt obligations of third parties, including U.S. Treasury securities.

     The stock purchase contracts may require Youbet to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Youbet may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

DESCRIPTION OF WARRANTS

     Youbet may issue warrants to purchase debt securities, preferred stock or common stock. We may issue warrants independently or together with any other securities we offer under a prospectus supplement. The warrants may be attached to or separate from the securities. We will issue each series of warrants under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent. The statements made in this section relating to the warrant agreement are summaries only. These summaries are not complete. When we issue warrants, we will describe the specific terms of the warrants in a prospectus supplement. The prospectus supplement may change any of the terms of the warrants described in this prospectus.

Debt Warrants

     We will describe in the applicable prospectus supplement the terms of the debt warrants being offered, the warrant agreement relating to the debt warrants and the debt warrant certificates representing the debt warrants, including:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants, and the procedures and conditions relating to the exercise of the debt warrants;

•	the designation and terms of any related debt securities with which the debt warrants are issued, and the number of the debt warrants issued with each security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant, and the price at which the principal amount of the debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of the debt warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any;

•	a discussion of the material United States federal income tax considerations applicable to the exercise of the debt warrants; and

•	any other terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

     Holders may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of their debt warrants, holders of debt warrants will not have any of the rights of holders of the securities purchasable upon the exercise and will not be entitled to payments of principal, premium or interest on the securities purchasable upon the exercise of debt warrants.

Equity Warrants

     We will describe in the applicable prospectus supplement the terms of the preferred stock warrants or common stock warrants being offered, the warrant agreement relating to the preferred stock warrants or common stock warrants and the warrant certificates representing the preferred stock warrants or common stock warrants, including:

•	the title of the warrants;

•	the securities for which the warrants are exercisable;

•	the price or prices at which the warrants will be issued;

•	if applicable, the number of warrants issued with each share of preferred stock or share of common stock;

•	if applicable, the date on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	information with respect to book-entry procedures, if any;

•	a discussion of the material United States federal income tax considerations applicable to exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

     Unless otherwise provided in the applicable prospectus supplement, holders of equity warrants will not be entitled, by virtue of being such holders, to vote, consent, receive dividends, receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders.

     Except as set forth in the applicable prospectus supplement, the exercise price payable and the number of shares of common stock or preferred stock purchasable upon the exercise of each warrant will be subject to adjustment in certain events, including the issuance of a stock dividend to holders of common stock or preferred stock or a stock split, reverse stock split, combination, subdivision or reclassification of common stock or preferred stock. In lieu of adjusting the number of shares of common stock or preferred stock purchasable upon exercise of each warrant, we may elect to adjust the number of warrants. Unless otherwise provided in the applicable prospectus supplement, no adjustments in the number of shares purchasable upon exercise of the warrants will be required until all cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, except as otherwise provided in the applicable prospectus supplement, in case of any consolidation, merger, or sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each outstanding warrant will have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock or preferred stock into which each warrant was exercisable immediately prior to the particular triggering event.

Exercise of Warrants

     Each warrant will entitle the holder of the warrant to purchase for cash at the exercise price provided in the applicable prospectus supplement the principal amount of debt securities or shares of preferred stock or shares of common stock being offered. Holders may exercise warrants at any time up to the close of business on the expiration date provided in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will be void.

     Holders may exercise warrants as described in the prospectus supplement relating to the warrants being offered. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the debt securities, shares of preferred stock or shares of common stock purchasable upon the exercise of the warrant. If fewer than all of the warrants represented by the warrant certificate are exercised, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF RIGHTS

     We may issue rights to our stockholders to purchase debt securities, preferred stock or common stock. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

     The prospectus supplement will provide the terms of the rights to be issued, including:

•	the date of determining the stockholders entitled to the rights distribution;

•	the securities for which the rights are exercisable;

•	the aggregate number or amount of securities purchasable upon exercise of the rights;

•	the exercise price;

•	the aggregate number of rights being issued;

•	the date, if any, on and after which the rights may be transferable separately;

•	the date on which the right to exercise the rights will commence and the date on which the right will expire;

•	if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the rights; and

•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights.

     In addition, in the case of rights to purchase debt securities, the prospectus supplement will provide:

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt rights, and the procedures and conditions relating to the exercise of the debt rights;

•	the designation and terms of any related debt securities with which the debt rights are issued, and the number of the debt rights issued with each security; and

•	the principal amount of debt securities purchasable upon exercise of each debt right, and the price at which the principal amount of the debt securities may be purchased upon exercise.

Exercise of Rights

     Each right will entitle the holder of rights to purchase for cash the number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price as shall be set forth in the prospectus supplement relating to the rights being offered. Rights may be exercised at any time up to the close of business on the expiration date for the rights set forth in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will be void.

     Rights may be exercised as set forth in the applicable prospectus supplement relating to the rights being offered. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the common stock, preferred stock or debt securities purchasable upon such exercise. In the event that not all of the rights issued in any rights offering are exercised, we may determine to offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

     Youbet may sell the securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to Youbet from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

     Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     Youbet may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Youbet in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Youbet and its subsidiaries in the ordinary course of business.

     Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, are set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Youbet, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, Washington, D.C., has passed upon the validity of the securities described in this prospectus.

EXPERTS

     The consolidated financial statements as of and for the year ended December 31, 2004 incorporated by reference in this registration statement have been audited by Piercy Bowler Taylor & Kern Certified Public Accountants and Business Advisors, an independent registered public accounting firm, to the extent and for the period set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of December 31, 2003 and for the two years in the period ended December 31, 2003 incorporated by reference in this registration statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

     Youbet is subject to the informational requirements of the Exchange Act and files reports, proxy statements and other information with the SEC. Youbet’s SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You also may read and copy any document Youbet files at the SEC’s public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC’s offices in, New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section’s charges for mailing copies of the documents Youbet has filed.

INFORMATION INCORPORATED BY REFERENCE

     Youbet has filed the following documents with the SEC. SEC rules permit Youbet to incorporate these filings by reference into this prospectus. By incorporating our SEC filings by reference they are made a part of this prospectus.

•	Youbet’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	Youbet’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, filed May 4, 2005;

•	Youbet’s current report on Form 8-K, dated January 14, 2005 and filed January 18, 2005;

•	Youbet’s current report on Form 8-K, dated January 28, 2005 and filed February 2, 2005;

•	Youbet’s current report on Form 8-K, dated February 8, 2005 and filed February 11, 2005;

•	Youbet’s current report on Form 8-K, dated and filed May 24, 2005;

•	Youbet’s current report on Form 8-K, dated June 1, 2005 and filed June 2, 2005;

•	Youbet’s current report on Form 8-K, dated June 2, 2005 and filed June 6, 2005;

•	Youbet’s definitive proxy statement filed under cover of Schedule 14A, filed May 2, 2005;

•	Youbet’s definitive additional proxy solicitation materials, filed June 1, 2005; and

•	Youbet’s registration statement on Form 8-A, filed May 10, 1999 and as amended on April 9, 2004.

All documents which Youbet will file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange

Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or as otherwise permitted by SEC rules and regulations, shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Youbet’s SEC file number for Securities Exchange Act documents is 0-26015. Youbet will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient’s written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

Charles Bearchell
Chief Financial Officer
Youbet.com, Inc.
5901 De Soto Avenue
Woodland Hills, CA 91367
Telephone: (818) 668-2100

Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

•	the prospectus;

•	the accompanying prospectus supplement; or

•	any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee. All of these expenses have been or will be paid by Youbet.

SEC filing fee		$5,885
Rating Agency fees		20,000
Legal fees and expenses		75,000
Accounting fees and expenses		75,000
Printing and engraving expenses		70,000
Trustee’s fees		20,000
Miscellaneous		34,115

	Total	$300,000

Item 15. Indemnification of Directors and Officers.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware, or the DGCL provides that a corporation (in its original certificate of incorporation or amendment thereto) may eliminate or limit the personal liability of a director (or certain persons who, pursuant to the provisions of the certificate of incorporation, exercise or perform duties conferred or imposed upon directors by the DGCL) to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which the director derived an improper personal benefit. The registrant’s Certificate of Incorporation, as amended, limits the liability of directors thereof to the extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, in general, a corporation may indemnify its directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties to which they may be made parties by reason of their being or having been directors, officers, employees or agents and shall so indemnify such persons if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful.

Item 16. Exhibits.

Exhibit
Number	Description
2.1
Stock Purchase Agreement, dated as of June 1, 2005, by and among IRG Holdings Curacao, N.V., IRG US Holdings Corp., International Racing Group, N.V., It’s All Good Buddy, Inc., Louis J. Tavano, James Scott and Richard M. Tavano (Incorporated by reference to Youbet.com’s Form 8-K dated June 1, 2005).

3.1	Certificate of Incorporation of Youbet.com, as amended through November 12, 2001 (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended September 30, 2003).

3.2	Amended and Restated Bylaws of Youbet.com, Inc. (Incorporated by reference to Youbet.com’s Form 8-K dated February 23, 2004).

4.1
Registration Rights Agreement by and among Youbet.com (formerly You Bet International, Inc.) and the other parties listed therein dated June 29, 1998 (Incorporated by reference to Youbet.com’s Form 8-K dated June 29, 1998).

4.2	Warrant to purchase Youbet.com common stock issued to Robert M. Fell dated June 29, 1998 (Incorporated by reference to Youbet.com’s Form 8-K dated June 29, 1998).

4.3
Form of warrant to purchase Youbet.com common stock issued to Lorne Goldberg and Elizabeth Edlich dated August 12, 1999 (Incorporated by reference to Youbet.com’s Registration Statement on Form S-3 (No. 333-85675) dated September 29, 1999).

4.4
Form of Warrant to Purchase Youbet.com common stock issued to certain existing holders of C and M warrants and to the investors of the Second Notes (Incorporated by reference to Youbet’s Form 10-K for the year ended December 31, 2002).

4.5	Form of Indenture between the Youbet.com, Inc. and The Bank of New York Trust Company, N.A., as trustee.

5.1	Opinion of Dow Lohnes & Albertson, PLLC.

10.1	1998 Stock Option Plan (Incorporated by reference to Youbet.com’s Form 10-KSB for the year ended December 31, 1998).*

10.2	Youbet.com, Inc. Equity Incentive Plan.*

10.3	Form of lease agreement for the Woodland Hills Facility dated March 11, 2000 (Incorporated by reference to Youbet.com’s Form 10-K for the year ended December 31, 2000).

10.4
Amendment, dated as of September 8, 2003, to lease agreement for the Woodland Hills Facility dated March 11, 2000 (Incorporated by reference to Youbet.com’s Form 10-KSB for the year ended December 31, 2003).

10.5	License and Content Agreement dated May 18, 2001 by and between the TVG Parties and Youbet.com, Inc. (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended June 30, 2001).

10.6	Employment Agreement dated as of June 16, 2003 by and between Youbet.com, Inc. and Charles F. Champion (Incorporated by reference to Youbet.com’s Form 10-KSB for the year ended December 31, 2003).*

10.7
Services Agreement dated February 1, 2002 by and between Youbet.com and David Marshall, Inc., as amended by an amendment dated March 27, 2003 (Incorporated by reference to Youbet’s Form 10-K for the year ended December 31, 2002).*

10.8
First Amended and Restated Services Agreement dated as of February 1, 2005, by and between Youbet.com, Inc. and David Marshall, Inc. (Incorporated by reference to Youbet.com’s Form 8-K dated January 28, 2005).*

10.9
Services Agreement dated February 1, 2002 by and between Youbet.com and Conor Communications Company as amended by an amendment dated March 27, 2003 (Incorporated by reference to Youbet’s Form 10-K for the year ended December 31, 2002).*

10.10	Employment Agreement dated as of January 1, 2004 by and between Youbet.com, Inc. and Gary W. Sproule (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended March 31, 2004).*

10.11	Employment Agreement, dated as of March 29, 2004, by and between Youbet.com, Inc. and Charles Bearchell (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended June 30, 2004).*

10.12	Note Purchase Agreements dated February 11, 2003 by and between Youbet.com and the Investors as the Purchasers (Incorporated by reference to Youbet.com’s Form 8-K dated February 11, 2003).

10.13	Settlement Agreement and Release (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended June 30, 2003).

10.14	Consulting Agreement, dated as of June 19, 2003, by and between Youbet.com, Inc. and James R. Edgar (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended September 30, 2003).

10.15	Form of Supplement to Employment Agreement (Incorporated by reference to Youbet.com’s Form 10-Q for the quarter ended September 30, 2003).

10.16	Form of Amendment to Supplement to Employment Agreement (Incorporated by reference to Youbet.com’s Form 8-K dated February 23, 2004).

12.1	Computation of Ratio of Earnings to Fixed Charges.

23.1	Consent of Dow, Lohnes & Albertson, PLLC (contained in Exhibit 5.1).

23.2	Consent of Piercy Bowler Taylor & Kern.

23.3	Consent of BDO Seidman, LLP.

24.1	Power of Attorney (set forth on the signature page of this registration statement).

25.1	Form T-1 (Statement of Eligibility of Trustee).

*	Management contract or compensatory plan.

Item 17. Undertakings.

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) If securities are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be reoffered to the public, (a) to supplement the prospectus, after the expiration of the subscription period, (b) to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

          (6) If any of the securities are offered at competitive bidding, (a) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act of 1933, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (b) to file an amendment to the registration statement reflecting the results of bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          The registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, Youbet.com, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on June 10, 2005.

YOUBET.COM, INC.
By:	/s/ Charles F. Champion
Charles F. Champion
President, Chief Executive Officer and Chairman of the Board of Directors

     Youbet.com, Inc., a Delaware corporation, and each person whose signature appears below constitutes and appoints Charles F. Champion and Charles R. Bearchell, and either of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, any subsequent related registration statement filed pursuant to Rule 462(b) or Rule 462(d) promulgated under the Securities Act of 1933, and any and all amendments to such registration statements and other documents in connection therewith, and to file the same, and all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Charles F. Champion	President, Chief Executive Officer and	June 10, 2005
Charles F. Champion	Chairman of the Board of Directors
(Principal Executive Officer)

/s/ Charles R. Bearchell	Chief Financial Officer	June 10, 2005
Charles R. Bearchell	(Principal Financial Officer)

/s/ Jae C. Yu	Corporate Controller	June 10, 2005
Jae C. Yu	(Principal Accounting Officer)

/s/ David M. Marshall	Vice Chairman of the Board of Directors	June 10, 2005
David M. Marshall

/s/ Gary Adelson	Director	June 10, 2005
Gary Adelson

/s/ Joseph Barletta	Director	June 10, 2005
Joseph Barletta

/s/ Robert Brierley	Director	June 10, 2005
Robert Brierley

/s/ R. Douglas Donn	Director	June 10, 2005
R. Douglas Donn

/s/ James Edgar	Director	June 10, 2005
James Edgar

/s/ F. Jack Liebau	Director	June 10, 2005
F. Jack Liebau